Exhibit 99.1

West Corporation 11808 Miracle Hills Drive Omaha, NE 68154	AT THE COMPANY: Dave Pleiss Investor Relations (402) 963-1500
West Corporation Reports Record Third Quarter Results

Net Income Increases 33% on Expanded Revenue

Quarterly Revenue, Operating Income and Net Income Highest in Company History
OMAHA, NE, October 19th, 2005 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced its third quarter 2005 results.
Financial Summary (unaudited)
(In millions, except per share amounts and percentages)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Percent			Percent
	2005	2004	Change	2005	2004	Change
Revenue	$389.8	$307.6	26.7%	$1,119.2	$880.7	27.1%
Operating income	$68.7	$47.7	44.0%	$193.8	$135.4	43.1%
Net income	$37.8	$28.5	32.7%	$108.8	$82.7	31.6%
Earnings per share (basic)	$0.55	$0.42		$1.58	$1.23
Earnings per share (diluted)	$0.53	$0.41		$1.53	$1.19

“During the quarter, the benefits of our diversified business model combined with continued growth across all three business segments resulted in record revenue and profitability,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “Our Communication Services segment benefited from a short-term customer engagement that contributed $8.4 million of revenue in the third quarter.”
Consolidated Operating Results
For the third quarter ended September 30, 2005, revenues were $389.8 million compared to $307.6 million for the same quarter last year, an increase of 26.7%. Revenue from acquired entities* accounted for $50.3 million of this increase. Operating income for the third quarter was $68.7 million, an increase of 44.0% versus $47.7 million in the third quarter of 2004. Net income was $37.8 million, up 32.7% compared to $28.5 million in the same quarter last year. Diluted earnings per share were $0.53 versus $0.41 in the same period of 2004.
Margins
The company reported consolidated operating margin of 17.6% in the third quarter of 2005, up from 15.5% in the comparable quarter last year. The improvement for the quarter is the result of increased revenues in the traditionally higher margin Conferencing segment and from a short-term customer engagement in the Communications Services segment.
Balance Sheet
At September 30, 2005, West Corporation had cash and short-term investments totaling $9.7 million and a current ratio of 1.6 to 1. Net cash flows from operating activities were $50.3 million for the third quarter and $186.3 million for the nine months ended September 30, 2005. As of September 30, 2005, the company had $118 million of capacity available on its bank line of credit.
“During the quarter, we continued to invest in our business, spending approximately five percent of revenues on capital expenditures to upgrade equipment and infrastructure, as well as expand facilities in three U.S. locations,” commented Paul Mendlik, Chief Financial Officer of West Corporation. “We continue to increase our capacity to meet growing demand, adding both U.S. based and international workstations during the quarter, and bringing our total capacity to approximately 18,200 workstations. In addition, our At Home Agent business continues to gain traction with clients and we now have approximately 7,300 trained agents.”
Conference Call
The company will hold a conference call to discuss earnings on October 20th at 10:00 a.m. Central Time. Investors may access the call by visiting the Investor section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the website.

About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 27,000 employees based in North America, Europe and Asia.
For more information, please visit www.west.com.
This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements.
Our results could differ materially from the expectations expressed in these statements. Further information regarding the factors that could cause actual results to differ from expected projected results can be found in documents filed by the company with the United States Securities and Exchange Commissions (the “SEC”) including our annual report on Form 10-K for the year ended December 31, 2004 and subsequently filed quarterly reports on Form 10-Q and the prospectus supplement related to our secondary offering dated October 6, 2005. We assume no obligation to update these forward looking statements.
*  Acquired entities include Sprint Corporation’s conferencing assets (acquired in June 2005) and ECI Conference Call Services LLC (acquired in December 2004) in the Conferencing segment and Worldwide Asset Management, Inc. and its related entities (acquired in August 2004) in the Receivables Management segment.
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WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended Sept. 30,		%	Nine Months Ended Sept. 30,		%
	2005	2004	Change	2005	2004	Change
Revenue	$389,814	$307,613	26.7%	$1,119,159	$880,665	27.1%
Cost of services	174,239	137,858	26.4%	505,473	387,342	30.5%
Selling, general and administrative expenses	146,911	122,059	20.4%	419,838	357,890	17.3%

Operating income	68,664	47,696	44.0%	193,848	135,433	43.1%
Other expense, net	4,293	2,687	59.8%	9,333	4,596	103.1%

Income before tax	64,371	45,009	43.0%	184,515	130,837	41.0%
Income tax expense	22,344	16,498	35.4%	63,656	48,144	32.2%
Minority Interest	4,202	—		12,036	—

Net income	$37,825	$28,511	32.7%	$108,823	$82,693	31.6%

Earnings per share:
Basic	$0.55	$0.42	31.0%	$1.58	$1.23	28.5%
Diluted	$0.53	$0.41	29.3%	$1.53	$1.19	28.6%
Weighted average common shares outstanding:
Basic	69,089	67,621		68,752	67,459
Diluted	71,586	69,488		71,185	69,310

SELECTED OPERATING DATA:
Revenue:
Communication Services	$213,476	$197,769	7.9%	$644,002	$598,633	7.6%
Conferencing	123,068	75,353	63.3%	315,192	227,442	38.6%
Receivables Management	54,453	34,775	56.6%	163,413	55,388	195.0%
Inter segment eliminations	(1,183)	(284)	316.5%	(3,448)	(798)	332.1%

Total	$389,814	$307,613	26.7%	$1,119,159	$880,665	27.1%

Operating Income:
Communication Services	$28,461	$22,187	28.3%	$88,518	$74,030	19.6%
Conferencing	30,692	18,232	68.3%	75,605	53,447	41.5%
Receivables Management	9,511	7,277	30.7%	29,725	7,956	273.6%

Total	$68,664	$47,696	44.0%	$193,848	$135,433	43.1%

Operating Margin:
Communication Services	13.3%	11.2%	18.8%	13.7%	12.4%	10.5%
Conferencing	24.9%	24.2%	2.9%	24.0%	23.5%	2.1%
Receivables Management	17.5%	20.9%	-16.3%	18.2%	14.4%	26.4%

Total	17.6%	15.5%	13.5%	17.3%	15.4%	12.3%

Number of workstations (end of period)	18,188	14,765	23.2%
Number of Communication Services ports (end of period)	119,158	135,822	-12.3%
Condensed Balance Sheet
(Unaudited, in thousands)

	September 30,	December 31,	%
	2005	2004	Change
Current assets:
Cash and cash equivalents	$9,742	$21,939	-55.6%
Trust cash	11,893	10,633	11.8%
Accounts and notes receivable, net	219,145	195,598	12.0%
Portfolio receivables, current	34,749	26,646	30.4%
Other current assets	26,022	27,244	-4.5%

Total current assets	301,551	282,060	6.9%
Net property and equipment	227,493	223,110	2.0%
Portfolio receivables, net	54,610	56,897	-4.0%
Goodwill	709,249	573,885	23.6%
Other assets	186,914	135,254	38.2%

Total assets	$1,479,817	$1,271,206	16.4%

Current liabilities	$186,335	$160,755	15.9%
Long Term Obligations	292,421	238,354	22.7%
Other liabilities & minority interest	77,161	82,642	-6.6%
Stockholders’ equity	923,900	789,455	17.0%

Total liabilities and stockholders’ equity	$1,479,817	$1,271,206	16.4%